Exhibit 3.1

By-Laws

OF

MERCK & CO., INC.

Effective as of March 22, 2022

By-Laws
OF

Merck & Co., Inc.

A R T I C L E I. SHAREHOLDERS.
SECTION 1. Annual Meeting. A meeting of the shareholders of Merck & Co., Inc.
(hereinafter referred to as the “Company”) shall be held at such places as may from time to time be designated by the Board of Directors and stated in the notice of the meeting for the purpose of electing Directors and for the transaction of such other business as may properly be brought before the meeting.

SECTION 2. Special Meetings.

(a)General. Special meetings of the shareholders for any purpose or purposes may be called by a majority of the entire Board. Only such business as is specified in the Company's notice of any special meeting of shareholders shall come before such meeting. A special meeting shall be held at such place, on such date and at such time as shall be fixed by the Board.

(b)Shareholder Requested Special Meetings. Subject to the provisions of this Section 2(b), a special meeting of shareholders shall be called by a majority of the entire Board following receipt by the Secretary of the Company of a written request for a special meeting (a "Special Meeting Request") from holders of record of at least 15% of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Company entitled generally to vote in the election of directors of the Company, voting as a single class (the "Requisite Holders"), if such Special Meeting Request complies with the requirements of this Section 2(b) and all other applicable sections of these By-Laws. The Board shall determine whether all requirements set forth in these By-Laws have been satisfied and such determination shall be binding on the Company and its shareholders. If a Special Meeting Request is made that complies with this Section 2(b) and all other applicable sections of these By-Laws, the Board may (in lieu of calling the special meeting requested in such Special Meeting Request) present an identical or substantially similar item (a "Similar Item") for shareholder approval at any other meeting of shareholders that is held within 90 days after the Company receives such Special Meeting Request.

A Special Meeting Request must be delivered to the Secretary of the Company at the principal executive offices of the Company. A Special Meeting Request shall only be valid if it is signed and dated by each of the shareholders that is one of the Requisite Holders and include: (i) a statement of the specific purpose(s) of the special meeting, the matter(s) proposed to be acted on at the special meeting and the reasons for conducting such business at the special meeting; (ii) the text of any proposed amendment to the By-Laws to be considered at the special meeting; (iii) the name and address of each shareholder of record signing such request, the date of each such shareholder's signature and the name and address of any beneficial owner on whose behalf such request is made; (iv) the class or series and number of shares of the Company that are owned of record or beneficially by each such shareholder and any such beneficial owner and documentary evidence of such record or beneficial ownership; (v) any material interest of each shareholder or any such beneficial owner in any of the business proposed to be conducted at the special meeting and a description of all arrangements or understandings between any such shareholder and/or beneficial owner and any other person or persons (naming such person or persons) with respect to the business proposed to be conducted; (vi) a representation that one or more of the shareholders submitting the Special Meeting Request intend to appear in person or by proxy at the special meeting to present the proposal(s) or business to be brought before the special meeting; (vii) if any shareholder submitting such request intends to solicit proxies with respect to the shareholders' proposal(s) or business to be presented at the special meeting, a representation to that effect; (viii) all information relating to each shareholder signing the Special Meeting Request that must be disclosed in solicitations for proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ix) if the purpose of the special meeting includes the election of one or more directors, all the information such shareholder or shareholders would be required to include in a notice delivered to the Company pursuant to Section 2 of Article II of these By-Laws.

In addition, a Special Meeting Request shall not be valid if (i) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law; (ii) the Special Meeting Request is received by the Company during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (iii) a Similar Item was presented at any meeting of shareholders held within 30 days prior to receipt by the Company of such Special Meeting Request (and, for purposes of this clause (iii), the election of directors shall be deemed a "Similar Item" with respect to all items of business involving the election or removal of directors); (iv) a Similar Item is included in the Company's notice as an item of business to be brought before a shareholder meeting that has been called but not yet held; or (v) such Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act, or other applicable law.

Shareholders may revoke a Special Meeting Request by written revocation delivered to the Company at any time prior to the special meeting; provided, however, the Board shall have the discretion to determine whether or not to proceed with the special meeting.

If none of the shareholders who submitted the Special Meeting Request for a special meeting of shareholders appears or sends a qualified representative to present the proposal(s) or business submitted by the shareholders for consideration at the special meeting, the Company need not present such proposal(s) or business for a vote at such meeting.

SECTION 3. Notice of Meetings; Waiver of Notice. At least ten days’ written or printed notice of the time and place of every meeting of the shareholders shall be mailed, delivered personally, or given in any other manner permissible under the New Jersey Business Corporation Act (the “NJBCA”) to each shareholder of record entitled to vote at such meeting at such holder’s last address appearing on the books of the Company which notice shall state in general terms the object of the meeting. By unanimous written waiver of notice of the meeting signed by or on behalf of all shareholders entitled to vote at such meeting, any meeting of the shareholders may be held without notice.

SECTION 4. Quorum. Except as otherwise provided in the Restated Certificate of Incorporation of the Company, the holders of a majority in interest of all the stock of the Company, entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders; but, if there be less than a quorum represented at any such meeting, a majority in interest so represented may adjourn the meeting from time to time.

SECTION 5. Voting and Inspectors. At all meetings of the shareholders every registered owner of shares entitled to vote may vote in person or by proxy, and each holder of shares of Common Stock shall have one vote for every such share standing in such holder’s name on the books of the Company.

Prior to such meetings the Board of Directors shall appoint one or more Inspectors of Election, who shall first subscribe an oath to execute faithfully the duties of Inspector at such meeting with strict impartiality and according to the best of their ability, and who shall take charge of the polls, and after the balloting, shall make a certificate of the result of the vote taken; but no candidate for the office of Director shall be appointed as such Inspector.

SECTION 6. Notification of Proposed Business. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, business may be presented for consideration at an annual meeting of the shareholders by the Board of Directors, a Committee appointed by the Board or any shareholder entitled to vote on the business proposed. Any shareholder may present business for consideration by the shareholders at an annual meeting of shareholders only if written notice of such shareholder’s intent to present such business is delivered to the Secretary of the Company at the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, in the event that the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the most recent annual meeting of shareholders, the shareholders’ notice must be so delivered not later than the close of business on the later of (i) the 120th day prior to such annual meeting of shareholders, or
(ii)the 10th day following the day on which a public announcement of the annual meeting date is first made. Each such notice shall set forth: (a) the name and address of the shareholder who intends to present the business at the meeting of the shareholders and a brief description of the business intended to be presented, the reasons for conducting such business at the meeting and any interest in such business of such shareholder; (b) a representation that the shareholder is a beneficial owner or a record holder of stock of the Company entitled to vote on such business at such meeting and intends to appear in person or by proxy at the meeting to present the business specified in the notice; (c) a description of all arrangements or understandings between the shareholder and any other person or persons (naming such person or persons) with respect to the business to be presented; (d) a description of all arrangements or understandings (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, derivatives and borrowed or loaned shares) that has been entered into as of the date of the shareholder's notice by, or on behalf of, the shareholder and any affiliate of the shareholder, the effect or intent of which is to mitigate loss, manage risk or benefit from share price change for, or maintain, increase or decrease the voting power of, such shareholder or an affiliate of the shareholder, and a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (e) a representation regarding whether the shareholder or an affiliate of the shareholder, will engage in a solicitation with respect to the business and, if so, the percentage of shares of the Company's common stock entitled to vote on such matter that are believed or intended to be held by the shareholders to be solicited, the approximate number of shareholders to be solicited if less than all, and the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act, regardless of whether such solicitation is subject to such provision) in such solicitation; (f) such other information regarding the business to be presented as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”) had such business been presented, or intended to be presented, by the Board of Directors; and (g) a representation that the shareholder will update and supplement the notice to the Secretary to the Board of Directors of the corporation in writing, so that the notice is true and correct, in all material respects, as of the record date for the meeting (which update must be received by the Secretary to the Board of Directors not less than 5 business days after the record date). In addition, if any of the foregoing information changes in any material respect from the date the notice is received through the date of the meeting, the shareholder shall promptly supplement such information to reflect such change by notice in writing to the Secretary to the Board of Directors at the corporation’s principal executive offices. Notwithstanding anything in these By-Laws to the contrary (other than the nomination of a person for election as a director, which is governed by Section 2 and Section 3 of Article II of these by-laws), no business shall be considered properly brought before an annual meeting by a shareholder unless it is brought in accordance with the procedures set forth in this Section 6. The chairman of the meeting, may, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the foregoing procedures, and if such officer should so determine, such officer shall so declare to the meeting and that business shall be disregarded. If the chairman of an annual meeting of the shareholders determines that any business was not brought in accordance with the foregoing procedures, such business shall be void and shall be disregarded for all purposes. Notwithstanding the foregoing provisions of this Section 6, a shareholder who seeks to have any proposal included in the Company’s proxy materials under Rule 14a-8 under the Exchange Act must provide notice as required by and otherwise comply with the applicable requirements of the rules and regulations under the Exchange Act. The foregoing provisions shall not apply to nominations for the election of directors, which shall be governed by Sections 2 and 3 of Article II.

SECTION 7. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, business may only be presented for consideration at a special meeting of the shareholders by the Board of Directors, a Committee appointed by the Board or, at a special meeting called upon the written request of the shareholders pursuant to Section 2 of this Article I, if such business is set forth in such written request.
SECTION 8. Meeting by Remote Communications. Any meeting of shareholders of the Company may be held solely or in part by means of remote communication in accordance with the NJBCA.

A R T I C L E II. BOARD OF DIRECTORS.
SECTION 1. Number; Time of Holding Office. The business, property and concerns of the Company shall be managed and controlled by the Board of Directors, and each Director shall serve for the term for which elected or until such time as a successor shall have been duly chosen and shall have qualified.

The number of Directors constituting the Board of Directors shall be the number, not less than 10 nor more than 18, fixed from time to time by a majority vote of the whole Board of Directors, subject to the rights of the holders of any class or series of Preferred Stock then outstanding; provided, no decrease in the number of Directors shall shorten the term of any incumbent Director.

SECTION 2. Nominations. Only persons who are nominated in accordance with the following procedures or the procedures set forth in Section 3 of this Article II shall be eligible for election as directors of the Company, except as may be otherwise provided in the Restated Certificate of Incorporation with respect to the right of holders of Preferred Stock of the Company to nominate and elect a specified number of directors in certain circumstances. Nominations for the election of Directors pursuant to this Section 2 may be made at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors. Nominations may be made by the Board of Directors or by a Committee appointed by the Board (a “Board Nominee”) or by any shareholder entitled to vote for the election of Directors who is eligible and complies with procedures set forth in Section 2 or Section 3 hereof. Any shareholder entitled to vote for the election of Directors at a meeting may nominate persons for election as Directors only if written notice of such shareholder’s intent to make such nomination is delivered to the Secretary of the Company at the principal executive offices of the Company not less than (i) with respect to an election to be held at an annual meeting of shareholders, 120 days prior nor more than 150 days to the anniversary date of the immediately preceding annual meeting of shareholders, provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the most recent annual meeting of shareholders, the shareholders’ notice must be so delivered not later than the close of business on the later of (i) the 120th day prior to such annual meeting of shareholders, or (ii) the 10th day following the day on which a public announcement of the annual meeting date is first made; and (ii) with respect to an election of directors to be held at a special meeting of shareholders, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. Each such notice of nomination shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated and any interest that the shareholder has in such nomination; (b) a representation that the shareholder is a beneficial owner or a record holder of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) a description of all arrangements or understandings (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, derivatives and borrowed or loaned shares) that has been entered into as of the date of the shareholder's notice by, or on behalf of, the shareholder and any affiliate of the shareholder, the effect or intent of which is to mitigate loss, manage risk or benefit from share price change for, or maintain, increase or decrease the voting power of, such shareholder or an affiliate of the shareholder, and a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (e) a representation regarding whether the shareholder or an affiliate of the shareholder, will engage in a solicitation with respect to the nomination and, if so, the percentage of shares of the Company's common stock entitled to vote on such matter that are believed or intended to be held by the shareholders to be solicited, the approximate number of shareholders to be solicited if less than all, and the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act, regardless of whether such solicitation is subject to such provision) in such solicitation; (f) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; (g) the consent of each nominee to serve as a Director of the Company if so elected; and (h) a representation that the shareholder will update and supplement the notice to the Secretary to the Board of Directors of the corporation in writing, so that the notice is true and correct, in all material respects, as of the record date for the meeting (which update must be received by the Secretary to the Board of Directors not less than 5 business days after the record date). In addition, if any of the foregoing information changes in any material respect from the date the notice is received through the date of the meeting, the shareholder shall promptly supplement such information to reflect such change by notice in writing to the Secretary to the Board of Directors at the corporation’s principal executive offices. Notwithstanding anything in these By- Laws to the contrary (other than business to be brought from the floor of the meeting, which is governed by Section 6 of Article I of these by-laws), no shareholder nomination shall be considered properly brought before an annual meeting by a shareholder unless it is brought in accordance with the procedures set forth in this Section 2 or in accordance with the procedures outlined in Section 3 of Article II. The chairman of the meeting, may, if the facts warrant, determine and declare to the meeting that a nomination was not properly brought before the meeting in accordance with the foregoing procedures, and if such officer should so determine, such officer shall so declare to the meeting and that the nomination shall be disregarded. If the chairman of an annual meeting of the shareholders determines that any nomination was not brought in accordance with the foregoing procedures, such nomination shall be void and shall be disregarded for all purposes.

SECTION 3. Proxy Access for Director Nominations. Whenever the Board solicits proxies with respect to an annual meeting of shareholders, the Company shall include in its proxy statement for such annual meeting, in addition to the Board Nominees, the name, together with the Required Information (defined below), of any person or persons, as applicable, nominated for election as a Director (each such person, a “Shareholder Nominee”) pursuant to a timely notice that satisfies Section 3of this Article II delivered by one or more shareholders who satisfy, or are acting on behalf of persons who satisfy, the ownership and other requirements of Section 3 of this Article II (such shareholder or shareholders, and any person on whose behalf they are acting, the “Eligible Shareholder”), and who expressly elects at the time of providing the notice required by this Article II (the “Notice of Proxy Access Nomination”) to have its nominee or nominees included in the Company’s proxy materials pursuant to this Article II Section 3.

(a)To be timely, a Notice of Proxy Access Nomination must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company not earlier than 150 days and no later than 120 days prior to the anniversary of the date the Company commenced mailing of its proxy materials in connection with the most recent annual meeting of shareholders (the last day on which a Notice of Proxy Access Nomination may be delivered, the “Final Proxy Access Nomination Date”). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination. In addition to other requirements set forth in this Section 3, the Notice of Proxy Access Nomination must include the name and address of the Eligible Shareholder (including each shareholder and/or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Shareholder).

(b)For purposes of this Article II Section 3, the “Required Information” that the Company will include in its proxy statement is (i) the information concerning the Shareholder Nominee and the Eligible Shareholder that, as determined by the Company, is required to be disclosed in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) if the Eligible Shareholder so elects, a Statement (defined below).

(c)The maximum number of Shareholder Nominees that must be included in the Company’s proxy materials with respect to an annual meeting of shareholders pursuant to this Section 3 shall not exceed 20% of the number of directors serving on the Board as of the Final Proxy Access Nomination Date, or if such amount is not a whole number, the closest whole number below 20%. The following persons shall be considered Shareholder Nominees for purposes of determining when the maximum number of Shareholder Nominees provided for in this Section 3 has been reached: (1) any Shareholder Nominee that was submitted by an Eligible Shareholder for inclusion in the Company’s proxy materials pursuant to this Article II Section 3 whom the Board decides to nominate as a Board Nominee, (2) any Shareholder Nominee whose nomination is subsequently withdrawn and (3) any director who had been a Shareholder Nominee or a nominee of a shareholder pursuant to Article II Section 3 at any of the preceding three annual meetings and whose reelection at the upcoming annual meeting is being recommended by the Board. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Article II Section 3 exceeds (x) this maximum number, less (y) the number of Shareholder Nominees described in clauses (1), (2) and (3) above ((x) less (y), the “Permitted Number”), each Eligible Shareholder shall select one Shareholder Nominee for inclusion in the Company’s proxy materials until the Permitted Number is reached, going in the order of the amount (largest to smallest) of shares of the Company’s common stock owned by each Eligible Shareholder as disclosed in the Notice of Proxy Access Nomination submitted to the Company. If the Permitted Number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

Notwithstanding anything to the contrary contained in this Section 3, the Company shall not be required to include, pursuant to this Section 3, any Shareholder Nominees in the Company’s proxy materials for any meeting of shareholders for which the Company receives a notice pursuant to Section 2 of Article II of these By-Laws that a shareholder has nominated a person for election at such meeting.

(d)An Eligible Shareholder must have owned (as defined below) 3% or more of the Company’s outstanding common stock continuously for at least three years (the “Required Shares”) as of both the date the written notice of the nomination is delivered to or mailed and received by the Company in accordance with this Section 3 of Article II and the record date for determining shareholders entitled to vote at the upcoming annual meeting and must continue to own the Required Shares until such upcoming annual meeting of shareholders. For purposes of satisfying the foregoing ownership requirement under this Section 3, (i) the shares of common stock owned by one or more shareholders, or by the person or persons who own shares of the Company’s common stock and on whose behalf any shareholder is acting, may be aggregated, provided that the number of shareholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed twenty, and (ii) a group of funds under common management and investment control shall be treated as one shareholder or person for this purpose.

(e)Within the time period specified in Article II Section 3 for providing notice of a nomination, an Eligible Shareholder must provide the following information in writing to the Secretary (in addition to the information required to be provided by Article II Section 2): (i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the written notice of the nomination is delivered to or mailed and received by the Company, the Eligible Shareholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five business days after the record date for the upcoming annual meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date, (ii) the written consent of each Shareholder Nominee to be named in the proxy statement as a nominee and to serving as a director if elected, (iii) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act, as may be amended, (iv) a representation that the Eligible Shareholder (including each member of any group of shareholders or other persons that together is an Eligible Shareholder hereunder) (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Company, and does not presently have such intent, (B) has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Article II Section 3, (C) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee or a Board Nominee, (D) will not distribute to any shareholder any form of proxy for the meeting other than the form distributed by the Company, (E) intends to continue to own the Required Shares until at least the next annual meeting of shareholders after the upcoming annual meeting, (F) will provide facts, statements and other information in all communications with the Company and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, (G) is not and will not become party to (y) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (z) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, and (H) is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company, and (v) an undertaking that the Eligible Shareholder (including each member of any group of shareholders or other persons that together is an Eligible Shareholder hereunder) agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the Company’s shareholders or out of the information that the Eligible Shareholder provided to the Company,
(B) indemnify and hold harmless the Company and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Article II Section 3, (C) file with the SEC all soliciting and other materials as required under Section 3(l) of this Article II, and (D) comply with all other applicable laws, rules, regulations and listing standards with respect to any solicitation in connection with the upcoming annual meeting. The inspector of elections shall not give effect to the Eligible Shareholder’s votes with respect to the election of directors if the Eligible Shareholder does not comply with each of the representations in clause (iv) above.

(f)For purposes of this Article II Section 3, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of the Company’s common stock as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and
(ii)the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such Eligible Shareholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such Eligible Shareholder or any of its affiliates for any purposes or purchased by such Eligible Shareholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Company’s common stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or affiliate. An Eligible Shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the shareholder. A person’s ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on three business days’ notice; or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. Whether outstanding shares of the Company’s common stock are “owned” for these purposes shall be determined by the Board of Directors, which determination shall be conclusive and binding on the Company and its shareholders. For purposes of this Article II Section 3, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.

(g)The Eligible Shareholder may provide to the Secretary, within the time period specified in this Section 3 of Article II for providing notice of a nomination, a written statement for inclusion in the Company’s proxy statement for the meeting, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Article II, the Company may omit from its proxy materials any information or Statement that it believes would violate any applicable law, rule, regulation or listing standard.

(h)Within the time period specified in Article II Section 3 of these By-Laws for providing a Notice of Proxy Access Nomination, a Shareholder Nominee must deliver to the Secretary a written representation and agreement that such person (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Company, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company, and (iii) will comply with all of the Company’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other Company policies and guidelines applicable to directors. At the request of the Company, the Shareholder Nominee must submit all completed and signed questionnaires required of Company directors and officers. The Company may request such additional information as necessary to permit the Board of Directors to determine if each Shareholder Nominee is independent under applicable listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Company’s directors (the “Applicable Independence Standards”). If the Board of Directors determines that the Shareholder Nominee is not independent under any of these standards, the Shareholder Nominee will not be eligible for inclusion in the Company’s proxy materials.

(i)The Company shall not be required to include, pursuant to this Article II Section 3, a Shareholder Nominee in its proxy materials (i) for any meeting for which the Secretary receives a notice that the Eligible Shareholder or any other shareholder has nominated a Shareholder Nominee for election to the board of directors pursuant to the requirements of Article II Section 2 and does not expressly elect at the time of providing the notice to have its nominee included in the Company’s proxy materials pursuant to this Article II Section 3, (ii) if the Eligible Shareholder who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee(s) or a Board Nominee, (iii) if the Shareholder Nominee is or becomes a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Company, or is receiving or will receive any such compensation or other payment from any person or entity other than the Company, in each case in connection with service as a director of the Company (iv) who is not independent under the Applicable Independence Standards, as determined by the Board of Directors, (v) whose election as a member of the Board of Directors would cause the Company to be in violation of these By-Laws, the Company’s Restated Certificate of Incorporation, the listing standards of the principal exchange upon which the Company’s common stock is traded, or any applicable state or federal law, rule or regulation, (vi) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vii) whose then-current or within the preceding ten (10) years’ business or personal interests place such Shareholder Nominee in a conflict of interest with the Company or any of its subsidiaries that would cause such Shareholder Nominee to violate any fiduciary duties of directors established pursuant to the NJBCA, including but not limited to, the duty of loyalty and duty of care, as determined by the Board of Directors; (viii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, (ix) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (x) if such Shareholder Nominee or the applicable Eligible Shareholder shall have provided information to the Company in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors, or (xi) if the Eligible Shareholder or applicable Shareholder Nominee otherwise contravenes any of the agreements or representations made by such Eligible Shareholder or Shareholder Nominee or fails to comply with its obligations pursuant to this Article II.

(j)Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Company, if (i) the Shareholder Nominee(s) and/or the applicable Eligible Shareholder shall have breached its or their obligations, agreements or representations under this Article II, as determined by the Board of Directors or the person presiding at the meeting, or (ii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Article II Section 3.

(k)The Eligible Shareholder (including any person who owns shares that constitute part of the Eligible Shareholder’s ownership for purposes of satisfying Section 2(f) of this Article II) shall file with the SEC any solicitation or other communication with the Company’s shareholders relating to the meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act.

(l)No person may be a member of more than one group of persons constituting an Eligible Shareholder under this Article II Section 3.

(m)Any Shareholder Nominee who is included in the Company’s proxy materials for a particular meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the meeting, or (ii) does not receive at least 25% of the votes cast in favor of the Shareholder Nominee’s election, shall be ineligible to be a Shareholder Nominee pursuant to this Article II Section 3 for the next two annual meetings of shareholders following the meeting for which the Shareholder Nominee has been nominated for election.

SECTION 4. Qualifications. Every Director shall be a holder of at least one share of the stock of the Company and shall cease to be a Director of the Company when no longer such holder. The retirement age of and other restrictions and qualifications for Directors shall be fixed from time to time by majority vote of the whole Board. Notwithstanding the foregoing, the requirements of this Article II, Section 4 shall not apply to Directors nominated and elected pursuant to Section 5(c) of Annex A to the Restated Certificate of Incorporation of the Company.

SECTION 5. Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, whenever any vacancy shall occur in the Board of Directors by death, resignation or otherwise, it shall be filled by a majority vote of the Directors then in office, though less than a quorum, but any such Director so elected shall hold office only until the next succeeding annual meeting of shareholders or until his or her successor shall have been elected and qualified.

SECTION 6. Place of Meeting. The Directors may hold their meetings and have offices and keep the books of the Company in such places within or without the State of New Jersey as the Board may from time to time determine.

SECTION 7. Regular Meetings. Regular meetings of the Board of Directors shall be held at such time and on such notice as the Directors may from time to time determine.

The annual meeting for the election of the officers of the Company shall, if practicable, be held immediately after the annual meeting of the shareholders; and no notice thereof need be given.

SECTION 8. Special Meetings. Special meetings of the Board may be held at any time upon the call of the Chairman of the Board, the President, or a quorum of Directors, by oral, electronic, telephonic or written notice, communicated to each Director not less than one day before such meeting.

SECTION 9. Waiver of Notice of Meeting. Notice of any meeting of the Board of Directors may be waived in writing by any Director either before or after the time of such meeting; and at any meeting at which every Director shall be present, even though without any notice, any business may be transacted.

SECTION 10. Quorum. A majority of the Board of Directors shall constitute a quorum of the Board for the transaction of business; but, if there be less than a quorum present at any meeting of the Board, the Directors present may adjourn the meeting from time to time.

SECTION 11. Committees. The Board of Directors may from time to time appoint from among its members committees with such powers and functions as the Board may delegate and specify. The quorum requirements and other rules of procedure for committees of the Board shall be determined by resolution of the Board of Directors.

SECTION 12. Letters of Attorney. The Board of Directors may authorize the Chairman of the Board or any other officer or officers of the Company to confer all kinds of letters of attorney upon any person, persons or entities, with all the faculties and limitations that the Chairman of the Board or they may deem convenient and also to revoke the same in whole or in part.

A R T I C L E III. OFFICERS.
SECTION 1. Officers. The officers of the Company shall be elected by the Board of Directors; there may be a Chairman of the Board, and there shall be a President, a Controller, a Secretary and a Treasurer, and such other officers as the Board of Directors may designate. Divisional officers, who shall not be officers of the Company, may be appointed by the Chairman of the Board to perform such duties as may be assigned from time to time by, or under the authority of, the Chairman of the Board.

The same person, whether an officer of the Company or a divisional officer, may hold more than one office, so far as permitted by law, and exercise and perform the powers and duties thereof.

An officer of the Company or a divisional officer may be removed by the Board at any time, with or without cause.

SECTION 2. Agents and Employees. The Board of Directors may from time to time appoint agents and employees of the Company and may assign to them such powers and duties as the Board of Directors may from time to time deem proper.

SECTION 3. Powers and Duties of the Chairman of the Board. The Chairman of the Board shall preside at all meetings of the shareholders and the Board of Directors; and shall have and possess all such further powers and discharge such further duties as may be assigned from time to time by the Board of Directors. If the Board has not elected a Chairman of the Board these powers shall be held by, and duties shall be discharged by, such person or persons as designated by the Board of Directors.

SECTION 4. Powers and Duties of the President. The President shall have the powers and duties incident to such office and shall perform such other duties as may be assigned from time to time by the Chairman of the Board.

SECTION 5. Powers and Duties of the Controller. The Controller shall have the powers and duties incident to the office, and subject to the direction of the Chairman of the Board, shall perform such other duties as may be assigned from time to time by the Board of Directors or under its authority. It shall be the Controller’s duty to report directly to the Board of Directors on matters in which the Controller deems such action necessary.

SECTION 6. Powers and Duties of the Secretary. The Secretary shall have the powers and duties incident to such office, and subject to the direction of the Chairman of the Board, shall perform such other duties as may be assigned from time to time by the Board of Directors or under its authority.

SECTION 7. Powers and Duties of the Treasurer. The Treasurer shall have the powers and duties incident to such office, and subject to the direction of the Chairman of the Board, shall perform such other duties as may be assigned from time to time by the Board of Directors or under its authority.

SECTION 8. Powers and Duties of Other Officers. The other officers shall have such powers and perform such duties as may be assigned to them from time to time by the Board of Directors or under its authority.

SECTION 9. Bills of Exchange, Checks, Notes, Deeds, Contracts, etc. All bonds, debentures, notes, acceptances or other obligations and all bills of exchange, checks, drafts, and other instruments for the payment of money, all deeds of real estate and all contracts, bills of lading, warehouse receipts, insurance policies and other documents requiring signature or endorsement by or on behalf of the Company, shall be signed or endorsed by such officer or officers, person or persons as are designated (i) by the Board of Directors or (ii) pursuant to authorizations duly adopted by the Board of Directors.

A R T I C L E IV.

CAPITAL STOCK: DIVIDENDS: SEAL.

SECTION 1. Certificate of Shares. Ownership or proprietary interest in the assets of the Company may be evidenced by certificates of shares in the capital stock of the Company in such form as the Board may from time to time prescribe, or may be uncertificated shares.

To the extent that shares are represented by certificates, such certificates shall be consecutively numbered and shall be issued in consecutive numerical order; and the name of the person owning the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the stub of each certificate or in some other appropriate record.

No certificate of stock shall be valid unless: (a) signed by the Chairman of the Board or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary or have engraved or printed thereon their facsimile signatures; (b) countersigned by the duly appointed Transfer Agent of the Company’s stock or have engraved or printed thereon its facsimile signature; (c) registered by the duly appointed Registrar of the Company’s stock; and (d) impressed with the Company’s seal or have a facsimile thereof engraved upon such certificate.

All certificates exchanged or surrendered to the Company shall be cancelled by the Secretary or the Transfer Agent, upon the authority of the Secretary, and no new certificate shall be issued until the old certificate for an equal or greater number of shares has been so surrendered and cancelled. The cancelled certificates, or an appropriate microfilm thereof, shall be preserved with the records of the Company for a period of not less than seven years from the date of cancellation thereof.

The Board may make such additional rules and regulations, as it may deem necessary, not inconsistent with these By-Laws, concerning the issue, registration and transfer of certificated or uncertificated shares.

SECTION 2. Lost or Stolen Certificates. No certificates of shares in the Capital Stock of the Company shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, unless the Board of Directors is, or such Transfer Agent or officer or officers of the Company as may be designated by the Board of Directors are, satisfied as to such loss, destruction or theft, and unless a bond of indemnity against loss or damage on account of such alleged lost, destroyed or stolen certificate has been furnished to the Transfer Agent or the Company. Such bond shall be approved by the Board of Directors, or by such Transfer Agent or officer or officers of the Company as may be designated by the Board of Directors, as to its amount and sufficiency. Proper and sufficient evidence of such loss, destruction or theft shall be produced to the Board or such designated officer or officers if they require the same.

SECTION 3. Transfer of Shares. Shares in the Capital Stock of the Company shall be transferred on the books of the Company only by the holder thereof, or by such holder’s attorney or lawful successor, upon surrender and cancellation of certificates for a like number of shares if such shares are represented by certificates, with duly executed assignment thereof and power to transfer endorsed thereon or attached thereto in form prescribed by the Company or, if authorized by the Secretary, by the duly appointed Transfer Agent of the Company’s stock and with evidence of the legal sufficiency of such transfer satisfactory to the officers or counsel or, if so authorized by the Secretary, to the Transfer Agent.

SECTION 4. Closing of Transfer Books and Fixing of Record Date. The Board of Directors shall have power to close the stock transfer books of the Company for a period not exceeding sixty days preceding the date of any meeting of shareholders or the date for payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of Capital Stock shall go into effect. In lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix in advance a date, not exceeding sixty days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of Capital Stock shall go into effect, as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting, or entitled to receive payment of any such dividend, or such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of Capital Stock, and in such case only shareholders of record on the date so fixed shall be entitled to such notice of and to vote at such meeting, or to receive payment of such dividend, or allotment of rights or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Company after any such record date fixed as aforesaid.

SECTION 5. Dividends, etc. The Board of Directors may, in the exercise of its discretion and in conformity with the provisions of the Restated Certificate of Incorporation of the Company, from time to time determine what, if any, dividends shall be declared and paid to shareholders.

SECTION 6. Fiscal Year. The fiscal year of the Company shall begin on the 1st day of January and shall end on the 31st day of December.

SECTION 7. Voting Stocks of Other Corporations. Unless otherwise ordered by the Board of Directors, the Chairman of the Board shall have full power and authority on behalf of the Company to attend and to act and to vote at any meeting of shareholders of any corporation in which this Company may hold stock and at any such meeting shall possess and may exercise any and all the rights and powers incident to the ownership of such stock. The Chairman of the Board shall have full power and authority to delegate these powers to any other person or persons with the right of redelegation.

SECTION 8. Corporate Seal. The Board of Directors shall provide a suitable seal, bearing the name of the Company, which seal shall be in the charge of the Secretary.

A R T I C L E V. INDEMNIFICATION OF DIRECTORS AND OTHERS.
SECTION 1. Directors, Officers and Employees of the Company and its Subsidiaries.

(a)Subject to the terms and conditions of this Article V, each former, present or future Director, officer or employee of the Company or of any of the Company’s subsidiaries or the respective legal representatives of such individuals (each an “Indemnitee”) shall be indemnified by the Company, to the fullest extent permitted by the laws of the State of New Jersey as they exist as of the date hereof or as they may hereafter be amended, from and against any and all liabilities and expenses in connection with any civil, criminal, administrative, legislative, or arbitrative action, suit or other proceeding (each a “Proceeding”), or any inquiry or investigation (“Investigation”) that could lead to any such Proceeding or any appeal (“Appeal”) therein in which he or she is or was involved, or is or was threatened to become involved, by reason of being or having been a corporate agent; provided that in connection with any Proceeding by or in the right of the Company, no indemnification shall be provided as to any person adjudged by any court to be liable to the Company except as and to the extent determined by such court; and provided, further, that any indemnification pursuant to this Section 1(a) in connection with the settlement or other similar nonadjudicative disposition of any threatened or pending Proceeding shall only be granted to the extent permitted by law.

(b)For purposes of this Article V, the terms “corporate agent,” “expenses,” and “liabilities” shall have the meaning set forth in N.J.S.A. 14A:3-5(1).

(c)Without limiting the rights of Indemnitees under Section 1(a), all expenses of any Indemnitee in connection with any Proceeding, Investigation or Appeal referred to in Section 1(a) of this Article V shall be paid by the Company, as incurred by the Indemnitee, in advance of the final disposition of such Proceeding, Investigation or Appeal as authorized by a majority of the Board of Directors (sitting as a Committee of the Board of Directors) not parties to such Proceeding or, if there are no such members of the Board of Directors, a majority of the members of the Board of Directors, in each case upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined that the Indemnitee is not entitled to be indemnified pursuant to the laws of the State of New Jersey as they exist as of the date hereof or as they may hereafter be amended.

SECTION 2. Directors, Trustees, Officers and Employees of Other Companies. The Board of Directors may, at any regular or special meeting of the Board, by resolution, accord similar indemnification (prospective or retroactive) to any director, trustee, officer or employee of any other company who is serving as such at the request of the Company and any officer, director or employee of any constituent corporation absorbed by the Company in a consolidation or merger, or the legal representative of any such director, trustee, officer or employee.

SECTION 3. Indemnification and Advancement Not Exclusive. The indemnification and advancement of expenses provided for in this Article V shall not exclude any other rights to which any person contemplated by this Article V may be entitled as a matter of law or which may be lawfully granted. Nothing in this Article V shall limit the Company’s power to pay or reimburse expenses of any director, officer, employee or agent of the Company or any direct or indirect subsidiary of the Company, in connection with such person’s appearance as a witness in a Proceeding, whether or not such person is a party to such Proceeding.

SECTION 4. Insurance. The Company may purchase and maintain insurance to protect itself and any person against any expenses incurred in any Proceeding and any liabilities asserted against him or her, by reason of his or her being or having been a director, officer, employee or agent of the Company or any of the Company’s direct or indirect subsidiaries, whether or not the Company would have the power to indemnify him or her against such expenses and liabilities under the provisions of this Article V or under the laws of the State of New Jersey as they exist as of the date hereof or as they may hereafter be amended. The Company may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the Company, whether or not such insurer does business with other insureds.

SECTION 5. No Retroactive Repeal or Amendment. No amendment or repeal of this Article V, nor the adoption of any provision of the Certificate of Incorporation or these By-Laws inconsistent with this Article V, shall deprive any corporate agent of any rights under this Article V with respect to any act or omission of such corporate agent occurring prior to such amendment or repeal of this Article V or the adoption of such inconsistent provision.

A R T I C L E VI. AMENDMENTS TO BY-LAWS.
The Board of Directors shall have power to make, alter and repeal By-Laws of the Company by a vote of a majority of all of the Directors at any regular or special meeting of the Board, provided that, unless every Director shall be present at such meeting, the notice or waiver of notice of such meeting shall have specified or summarized the proposed action. The shareholders may make, alter, and repeal By-Laws of the Company by a vote of a majority of the votes cast at any meeting, provided that the notice or waiver of notice of such meeting shall have specified or summarized the proposed action.
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